Exhibit 10.29

2004 Genworth Financial, Inc

Omnibus Incentive Plan

Effective May 25, 2004

APPENDIX 1 – UK HMRC APPROVED SUBPLAN

Approved by HMRC on 14 January 2008 under reference number X100605/APT

Contents

Rule 1.	Establishment, Purpose, Awards, Eligibility and Participation	3

Rule 2.	Definitions	4

Rule 3.	Administration	6

Rule 4.	Shares Subject to the Omnibus Plan and Maximum Awards	6

Rule 5.	Stock Options	7

Rule 6.	Stock Appreciation Rights	9

Rule 7.	Restricted Stock and Restricted Stock units	9

Rule 8.	Other Stock-Based Awards	9

Rule 9.	Dividend Equivalents	10

Rule 10.	Nonemployee Director Awards	10

Rule 11.	Cash-Based Awards	10

Rule 12.	Performance-Based Compensation	10

Rule 13.	Change of Control	10

Rule 14.	Duration, Rescission, Amendment, Modification, Suspension, and Termination	11

Rule 15.	General Provisions	11

2004 Genworth Financial, Inc.

Omnibus Incentive Plan

Appendix 2 – UK HMRC Approved Company Share Option Plan

Rule	1. Establishment, Purpose, Awards, Eligibility and Participation

1.1	Establishment.

Genworth Financial, Inc., a Delaware corporation (together with its successors, the “Company”), established the 2004 Genworth Financial, Inc. Onmibus Incentive Plan (the “Omnibus Plan”), with effect from May 25, 2004.

The Committee has established this second Appendix to the Omnibus Plan, the UK HMRC Approved Company Share Option Plan (the “UK CSOP”), in accordance with Section 15.12(d). The UK CSOP shall be read as a continuation of the Omnibus Plan and, except as specifically provided in the Rules, all Articles and Sections are incorporated in the UK CSOP. For the avoidance of doubt, the first Appendix to the Omnibus Plan was the Genworth Financial Inc. UK Share Incentive Plan established by deed on 5 February 2007 (the “UK SIP”). The UK CSOP is a separate plan to the UK SIP.

The definitions of all defined terms are contained either in the UK CSOP or the Omnibus Plan

In respect of Stock Options granted under the UK CSOP, the UK CSOP shall prevail in the event of any conflict between the Omnibus Plan and the UK CSOP.

1.2	Purpose of the Omnibus Plan

The purpose of the UK CSOP is to obtain HMRC approved status under Schedule 4 for Stock Options granted under the UK CSOP.

The UK CSOP received formal HMRC approval, and became effective, on 14 January 2008. It shall remain in effect as provided by the Omnibus Plan.

1.3	Awards

Notwithstanding the provisions of Article 1.3, only Stock Options shall be granted under the UK CSOP. Accordingly, for the avoidance of doubt:-

(a) no Stock Appreciation Rights, Restricted Stock (including Performance Shares), Restricted Stock Units (including Performance Units), Other-Stock Based Awards, Nonemployee Director Awards (including Deferred Stock Units), Dividend Equivalent, and Cash-Based Awards shall be awarded under the UK CSOP; and

(b) Stock Options granted under the UK CSOP shall be nonqualified stock options for the purpose of the Code.

Where any Section refers to:-

(i) Stock Options together with other awards, for the purposes of the UK CSOP, such Section shall be read and construed (to the extent required) as if it only refers to Stock Options; and

(ii) the Omnibus Plan, for the purposes of the UK CSOP, such Section shall be read and construed as if it also refers to the UK CSOP.

1.4	Eligibility and Participation

Notwithstanding the provisions of Section 1.4, Stock Options under the UK CSOP shall only be granted to Eligible Employees.

Rule	2. Definitions

The provisions of Article 2 of the Omnibus Plan shall apply to the UK CSOP subject to the following modifications:

2.1	Awards

(a)	The definition of Award under Section 2.1(a) shall not apply to the UK CSOP. Instead an “Award” shall mean any Stock Option granted under the UK CSOP;

(b)	Sections 2.1(b) to (m) shall not apply to the UK CSOP.

(c)	The definition of “Stock Options” under Section 2.1(n) shall not apply to the UK CSOP. Instead, “Stock Options” shall mean any right to acquire Shares granted under Rule 5.

2.2	Other Defined Terms

(a)	Sections 2.2(a) and (b) shall apply to the UK CSOP.

(b)	Section 2.2(c), shall apply to the UK CSOP, subject to the modification that, for as long as the UK CSOP shall remain approved by HMRC, the form of any Award Agreement shall receive formal HMRC approval prior to its use.

(c)	Sections 2.2(d) to (g) shall apply to the UK CSOP.

(d)	Section 2.2(h) shall not apply to the UK CSOP.

(e)	Sections 2.2(i) to (k) shall apply to the UK CSOP.

(f)	Section 2.2(l) shall not apply to the UK CSOP. Instead, the definition of “Fair Market Value” in Rule 2.3 (g) shall apply.

(g)	Section 2.2(m) shall apply to the UK CSOP.

(h)	Section 2.2(n) shall not apply to the UK CSOP.

(i)	Sections (o) to (r) shall apply to the UK CSOP.

(j)	Section 2.2(s), shall apply to the UK CSOP subject to the proviso that the Share must satisfy the requirements of paragraph 16-20 of Schedule 4.

(k)	Section 2.2(t) shall apply to the UK CSOP

(l)	Section 2.2(u) shall not apply to the UK CSOP.

2.3	Additional Defined Terms Specific to the UK CSOP

(a)	“Appropriate Period” means such periods as are set out in Paragraph 26(3) of Schedule 4;

(b)	“Articles” means the Articles of the Omnibus Plan (as from time to time amended and in effect);

(c)	“Associated Company” has the meaning given by Paragraph 35(1) of Schedule 4;

(d)	“Constituent Company” means the Company, any company under the Control of the Company or a jointly owned company (within the meaning of Paragraph 34 of Schedule 4) which is for the time being nominated by the Committee to be a Constituent Company;

(e)	“Control” has the meaning given by section 719 of ITEPA;

(f)	“Eligible Employee” means:

(i)	any full-time director employed by a Constituent Company and required to devote not less than 25 hours per week (excluding meal breaks) to his duties; or

(ii)	any employee (other than one who is a director) of a Constituent Company;

who is not precluded by Paragraph 9 of Schedule 4 from participating in the UK CSOP;

(g)	“Fair Market Value” means on any day:

(i)	the closing price for a Share on the New York Stock Exchange for the Grant Date, or, if otherwise determined by the Committee on or before the Grant Date, the preceding trading day, or the average middle market prices for a Share on the New York Stock Exchange for the preceding five (5) trading days; or

(ii)	if on that date the Shares are not listed, market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the HMRC’s Shares and Assets Valuation;

(h)	“Grant Date” means the date on which a Stock Option is granted under the UK CSOP;

(i)	“HMRC” means Her Majesty’s Revenue & Customs;

(j)	“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003;

(k)	“Key Feature” means any provision of the Omnibus Plan, or any provision of the UK CSOP, which is necessary in order for the UK CSOP to satisfy the requirements of Schedule 4 including, for the avoidance of doubt, any withholding provisions.

(l)	“PAYE Employer” means the Participant’s employer for the purposes of Part 11 of ITEPA (PAYE);

(m)	“PAYE Liability” the amount (if any) of:

(a)	income tax payable by deduction under Part 11 of ITEPA (PAYE);

(b)	primary Class 1 National Insurance Contributions (NIC);

(c)	all or such part (as may from time to time be agreed in writing between the Participant and the Company (or the Participant’s employing company for NIC purposes) prior to the date of exercise) of any secondary Class 1 NIC payable in respect of any gain which is treated as remuneration derived from the Participant’s employment for NIC purposes by virtue of Section 4(4)(a) of the Social Security Contributions and Benefits Act 1992 (as amended); or

(d)	any other similar taxes or duties,

which the Company and/or any of its Affiliates and/or PAYE Employer would be required to account for to HMRC or other taxation authority if a Participant realised an Option gain;

(n)	“Rules” means the Rules of the UK CSOP (as amended from time to time);

(o)	“Schedule 4” means Schedule 4 to ITEPA;

(p)	“Section” means the sections of the Articles of the Omnibus Plan (as from time to time amended and in effect);

(q)	“Taxes Act” means the United Kingdom Income and Corporation Taxes Act 1988;

(r)	“UK CSOP” shall have the meaning in Rule 1.1.

Rule	3. Administration

Article 3 shall apply to the UK CSOP subject to the modification that the Committee shall not have the authority pursuant to Section 3.2 to adopt modification or amendments to any Award Agreement once the Stock Options have been granted otherwise than as provided in the UK CSOP.

Rule	4. Shares Subject to the Omnibus Plan and Maximum Awards

4.1	Number of Shares Available for Awards

Sections 4.1 (a) and (b) shall apply to the UK CSOP and, for the avoidance of doubt, the number of shares granted under Stock Options shall be included within the limits stated in those Sections. Section 4.1 (c) shall not apply to the UK CSOP.

4.2	Share Usage

Section 4.2 shall apply to the UK CSOP subject to the following modifications:-

(a)	no Stock Appreciation Rights shall be granted in tandem with Stock Options.

(b)	subject to Rule 13.3, Stock Options shall always be satisfied in Shares.

(c)	Stock Options shall not be settled in cash under the UK CSOP.

(d)	the exercise price of any Stock Option granted under the UK CSOP or the tax withholding requirements with respect to any Award granted under the UK CSOP shall not be satisfied by tendering Shares.

(e)	no dividend equivalents shall be payable in respect of Stock Options.

4.3	Annual Award Limits

Section 4.3 shall apply to the UK CSOP to the extent it relates to Stock Options. In addition, any Stock Option granted to an Eligible Employee shall be limited and take effect so that, immediately following such grant, the aggregate Fair Market Value of all the Shares which he may acquire on the exercise in full of all unexercised Stock Options then held by him under the UK CSOP and any other share option plan (other than a savings-related share option plan) approved by the HMRC under Schedule 4 (or, where the context so requires, any other share option plan (other than a savings-related share option plan) approved before 6th April 2003 under Schedule 9 to the Taxes Act) and adopted by the Company or any Associated Company shall not exceed or further exceed £30,000 (thirty thousand pounds), or such other amount as shall from time to time be specified in Paragraph 6(1) of Schedule 4.

For the purposes of this Rule 4.3, the Fair Market Value of Shares shall be their Fair Market Value at the date or dates on which the relevant Stock Options were granted or such earlier time or times as may be agreed with HMRC. For the purposes of determining the Fair Market Value of the Shares in Pound (£) Sterling, the US Dollars (US$) value of the Shares shall be converted using the closing exchange rate for the date or dates on which the relevant Stock Options were granted, or such earlier time or times as may have been agreed with HMRC.

4.4	Adjustments in Authorized Shares

Section 4.4 shall apply to the UK CSOP subject to the following provisions:-

(a) for as long as the Stock Option shall remain approved under Schedule 4, where the proposed adjustment to the Stock Option pursuant to section 4.4 is to one or more of:-

(i) the exercise price of the Stock Option at which each Share under that option may be acquired;

(ii) the number of Shares which may be acquired through the exercise of the Stock Option, and

(iii) the description of those Shares (but not their class);

following a variation of ordinary share capital of the Company (such as, without limitation, any capitalisation (other than a stock dividend), rights issue, consolidation, subdivision or, reduction), such adjustment shall only be made after HMRC has given prior approval to that adjustment. The Committee shall take such steps as it considers necessary, or as may be required, to notify Participants of the adjustment made and to call in, cancel, endorse, issue or re-issue any Award Agreement consequent upon such adjustment; and

(b) where the proposed adjustment is otherwise than as provided under Rule 4.4(a), and accordingly prior HMRC approval cannot be provided in respect of that adjustment, immediately upon the Committee resolving to make that adjustment, the Stock Option shall cease to be approved under Schedule 4 and the relevant provisions of the Omnibus Plan (including, without limitation, the withholding provisions) shall apply to the Stock Option. The Company shall as soon as practicable after that adjustment notify HMRC that the Stock Option is no longer approved under Schedule 4.

Rule	5. Stock Options

5.1	Grant of Stock Options

Section 5.1 shall apply to the UK CSOP. For the avoidance of doubt, the Committee shall set out all terms and conditions attaching to the Stock Option in the Award Agreement at the Grant Date.

5.2	Exercise Price

Section 5.2 shall apply to the UK CSOP, subject to the modification that the Committee shall not have any discretion to make retroactive grants. The Exercise Price shall be stated in the Award Agreement.

5.3	Stock Option Term

Section 5.3 shall apply to the UK CSOP, subject to the modification that the Committee shall not have any discretion to grant Stock Options that shall be exercisable later than the tenth anniversary of the date of its grant.

5.4	Time of Exercise

Section 5.4 shall not apply to the UK CSOP. Instead, Stock Options shall be exercisable at such times and, pursuant to Rule 5.7, be subject to such conditions as the Committee shall determine at the time of grant.

Save as provided in Rules 5.6 and 13.3 (and unless the Committee determine otherwise at the Grant Date), a Participant may only exercise his Stock Option while he is a director or employee of the Company or any of its Affiliates.

Notwithstanding any of the provisions of the Omnibus Plan or the UK CSOP, no Stock Option may be exercised by a Participant at any time when he is, or by the personal representatives of a Participant who at the date of his death was, prohibited from such exercise by virtue of the provisions of Paragraph 9 of Schedule 4.

5.5	Method of Exercise

Section 5.5 shall not apply to the UK CSOP. Instead, Stock Options granted under this Rule 5 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee and approved by HMRC, or by complying with any alternative procedures which may be authorized by the Committee with the prior approval of HMRC, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The exercise of the Stock Option shall be conditional on full payment of the related exercise price and PAYE Liability. The exercise price of any Stock Option shall be payable to the Company either: (a) in cash; (b) by any other method approved or accepted by the Committee (and approved by HMRC), including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise; or (c) by any combination of the foregoing.

Subject to any governing rules or regulations, within 30 days of receipt of written notification of exercise and full payment (including satisfaction of any PAYE Liability), the Company shall deliver to the person exercising the Option evidence of book entry Shares, or upon such person’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s). Any Shares allotted as a result of the exercise of the Stock Option shall rank pari passu in all respects with the issued Shares at that time.

Unless otherwise determined by the Committee, all cash payments (other than the PAYE Liability) under all of the methods indicated above shall be paid in United States Dollars.

5.6	Termination of Employment

The Committee shall have regard to the following provisions when determining the circumstances in which Stock Options may be exercised as a result of termination of employment by the Participant with the Company or any of its Affiliates:-

(a)	in the event of a Participant’s death, the Award Agreement may allow the exercise of the Stock Option on or after the date of death but no later than twelve (12) months after that date;

(b)	subject to Rule 5.6(a), the Award Agreement may specify such termination events, and such period for the exercise of the Stock Options following such termination event, as the Committee shall at its discretion determine at the Grant Date, provided always that the Award Agreement shall not provide a general discretion to the Committee to allow the exercise of the Stock Option as a result of the termination of employment at the date of such termination;

(c)	subject to Rule 5.6(a), where the Award Agreement specifies retirement, injury, disability and other termination events that would result in the exercise of the Stock Option (as well as the period after termination of employment in which the Stock Option must be exercised), it can also provide discretion to the Committee, which must be exercised fairly, reasonably and objectively, to allow the exercise of the Stock Options in favour of the Participant for reasons other than those specified in the Award Agreement; and

(d)	If the Award Agreement does not specify any termination events that would result in the exercise of the Stock Option, it shall not provide a general discretion to the Committee to allow the exercise of the Stock Option as a result of the termination of employment at the date of such termination.

For the purposes of Rule 5.6(b), the specified retirement age for the purposes of the UK CSOP shall be the age of 55 (or such other age as shall be specified in paragraph 35A of Schedule 4). For the avoidance of doubt, nothing in this Rule 5.6 shall prevent the Committee and the Participant from agreeing a different retirement age whether as part of the Award Agreement or otherwise.

For the avoidance of doubt, nothwithstanding any provisions of the Plan, the UK CSOP or the Award Agreement to the contrary, where a Participant ceases employment with the Company and its Affiliates by reason of retirement, injury or disability, nothing in the Plan, the UK CSOP or the Award Agreement shall permit any right the Participant might have under the Award Agreement to exercise his Stock Option to be subject to any discretion by any person (including the Committee).

5.7	Conditions attaching to the exercise of Stock Options

The Committee may impose such condition or conditions on the exercise of Stock Options as it may deem advisable or desirable, provided that such conditions shall be objective and stated in writing in the Award Agreement at the Grant Date.

If, after the Committee has determined such conditions, events occur which cause the Committee to consider that any of the existing conditions have become unreasonable, unfair or impractical, it may, in its discretion, provided that such discretion is exercised fairly and reasonably amend, relax or waive such conditions provided that any conditions which are amended or relaxed shall be no more difficult to satisfy than when they were originally imposed or last amended or relaxed.

Rule	6. Stock Appreciation Rights

Article 6 shall not apply to the UK CSOP.

Rule	7. Restricted Stock and Restricted Stock units

Article 7 shall not apply to the UK CSOP.

Rule	8. Other Stock-Based Awards

Article 8 shall not apply to the UK CSOP.

Rule	9. Dividend Equivalents

Article 9 shall not apply to the UK CSOP.

Rule	10. Nonemployee Director Awards

Article 10 shall not apply to the UK CSOP.

Rule	11. Cash-Based Awards

Article 11 shall not apply to the UK CSOP.

Rule	12. Performance-Based Compensation

Article 12 shall not apply to the UK CSOP.

Rule	13. Change of Control

13.1	Change of Control of the Company

Section 13.1 shall not apply to the UK CSOP. Instead, subject to Rule 13.3, unless the Committee shall determine otherwise in the Award Agreement, or unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or stock exchange on which the Shares are listed, upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain an Award as defined in Section 13.2:

(a)	Time Vested Awards. Awards, the vesting of which depends upon a Participant’s continuation of service for a period of time, shall fully vest and become exercisable as of the effective date of the Change of Control and must be exercised by the Participant within 30 days of the Change of Control, otherwise the Stock Option will terminate.

(b)	Performance-Based Awards. Section 13.1(b) shall not apply to the UK CSOP.; and

(c)	Covered Employee Annual Incentive Awards. Section 13.1(c) shall not apply to the UK CSOP.

13.2	Change of Control Definitions

The definitions in Article 13.2 shall apply to the UK CSOP. For the avoidance of doubt, unless the provisions of Rule 13.3 apply, any Stock Option Assumed and Maintained by a Successor Entity under section 12.(a) shall not be a HMRC approved option.

13.3	HMRC Approved Exchange of Options

Notwithstanding the provisions of the Rules 13.1 and 13.2, if any company (“the Acquiring Company”),

(a)	obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the Shares;

(b)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 (or closely comparable overseas legislation as agreed with HMRC); or

(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430 of the Companies Act 1985 (or closely comparable overseas legislation as agreed with HMRC);

any Participant may at any time within the Appropriate Period, by agreement with the Acquiring Company, release his Stock Option (“the Old Option”) in consideration of the grant to him of a new option (“the New Option”) which is equivalent to the Old Stock Option (by virtue of satisfying the requirements of Part 6 of Schedule 4) but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within Paragraph 16(b) or (c) of Schedule 4).

Where any New Options are granted pursuant to this Rule 13.3, they shall be regarded for the purposes of the subsequent application of the provisions of this UK CSOP as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted:

(a)	save for the definitions of “Constituent Company” in Rule 2, references to “the Company” shall be construed as being references to the Acquiring Company or such other company to whose shares the New Option relate; and

(b)	references to “Shares” (including the definition in Rule 2) shall be construed as being references to shares in the Acquiring Company or shares in such other company to which the New Options relate.

Rule	14. Duration, Rescission, Amendment, Modification, Suspension, and Termination

14.1	Duration of Omnibus Plan

Section 14.1 shall apply to the UK CSOP.

14.2	Automatic Rescission and Termination of Awards and Omnibus Plan

Section 14.2 shall not apply to the UK CSOP.

14.3	Amendment, Modification, Suspension, and Termination of the Omnibus Plan

Section 14.3 shall apply to the UK CSOP (to the extent it relates to Stock options). In addition, for as long as the UK CSOP shall remain approved by HMRC, no amendments shall be made to a Key Feature of the Omnibus Plan or to a Key Feature of the UK CSOP without the prior HMRC approval.

14.4	Amendment, Modification, Suspension, and Termination of Awards

Section 14.4 shall apply to the UK CSOP, provided that the Company has obtained prior HMRC approval for the proposed change before the change has been implemented.

14.5	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events

Section 14.5 shall apply to the UK CSOP, provided that the Company has obtained prior HMRC approval for the proposed change before the change has been implemented.

Rule	15. General Provisions

15.1	Settlement of Awards: No Fractional Shares

Section 15.1 shall not apply to the UK CSOP. Stock Options shall be settled in shares only.

15.2	Tax Withholding

Section 15.2 shall not apply to the UK CSOP. Instead, The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, such amounts as the Company determines are necessary or desirable to satisfy, or are required by law or regulation to be withheld, with respect to the exercise of an Option under the UK CSOP. Without prejudice to the generality of the foregoing, in the event that any PAYE Liability becomes due on the exercise of an Option, the Option may not be exercised unless:

(a)	the Company, the Participant’s employing company at the date of exercise or the PAYE Employer (as appropriate) is able to deduct an amount equal to the whole of the PAYE Liability from the Participant’s net pay for the next pay period; or

(b)	the Participant has paid to the Company, the Participant’s employing company at the date of exercise or the PAYE Employer (as appropriate) an amount equal to the PAYE Liability; or

(c)	the sum of the amount that the Participant has paid to the Company, the Participant’s employing company at the date of exercise or the PAYE Employer (as appropriate) in respect of that company’s obligation to satisfy the PAYE Liability and the total amount that the Company, the Participant’s employing company at the date of exercise or the PAYE Employer (as appropriate) is able to deduct from the Participant’s net pay for the next pay period is equal to or more than the PAYE Liability; or

(d)	the Participant has given irrevocable instructions (in a form approved by HMRC) to the Company’s brokers (or any other person acceptable to the Company) for the sale of sufficient shares acquired on the exercise of the Option to realize an amount not less than the PAYE Liability and the payment of the PAYE Liability to the Company, the Participant’s employing company at the date of exercise or the PAYE Employer (as appropriate).

15.3	Share Withholding

Section 15.3 shall not apply to the UK CSOP.

15.4	Substitution of Share-Based Awards

Section 15.4 shall not apply to the UK CSOP.

15.5	Transferability of Awards

Section 15.4 shall not apply to the UK CSOP. Instead, No Stock Options granted under the UK CSOP may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will.

15.6	Termination of Service; Forfeiture Events

Section 15.5 shall not apply to the UK CSOP.

15.7	Deferrals

Section 15.7 shall not apply to the UK CSOP.

15.8	Conditions and Restrictions on Shares

Section 15.8 shall not apply to the UK CSOP.

15.9	Share Certificates

Section 15.9 shall apply to the UK CSOP.

15.10	Compliance with Law

Section 15.10 shall apply to the UK CSOP.

15.11	Rights as a Shareholder

Section 15.10 shall apply to the UK CSOP.

15.12	Awards to Non-US Employees

Section 15.12 shall apply to the UK CSOP.

15.13	No Right to Continued Service

Section 15.13 shall apply to the UK CSOP.

15.14	Beneficiary Designation

Section 15.14 shall not apply to the UK CSOP.

15.15	Other Compensation Plans or Arrangements

Section 15.15 shall not apply to the UK CSOP.

15.16	Gender and Number

Section 15.16 shall apply to the UK CSOP.

15.17	Severability

Section 15.17 shall apply to the UK CSOP.

15.18	Unfunded Plan

Section 15.18 shall apply to the UK CSOP.

15.19	Nonexclusivity of the Omnibus Plan

Section 15.10 shall apply to the UK CSOP.

15.20	No Constraint on Corporate Action

Section 15.20 shall apply to the UK CSOP.

15.21	Successors

Section 15.21 shall apply to the UK CSOP.

15.22	Governing Law

Section 15.22 shall apply to the UK CSOP.